Exhibit 99.1
NEWS RELEASE

RUSSELL E. TONEY ELECTED TO ALBANY INTERNATIONAL CORP. BOARD OF DIRECTORS

Rochester, N.H. -- Mar. 21, 2022 – Albany International Corp. (NYSE:AIN) announced today that Russell E. Toney has been elected to its Board of Directors.
Mr. Toney, age 52, has served since 2018 as President, Specialty Business Group at Dover Corporation, a diversified global manufacturing company, responsible for multiple operating companies in Dover’s portfolio of entities producing highly engineered products for the electronics, automotive, industrial automation, defense and communications industry. From 2015 to 2018 he was Dover’s Senior Vice President, Global Sourcing, where he also had responsibility for its Global Innovation center in India. Before joining Dover, Mr. Toney spent 13 years at General Electric Company where he held various sales and leadership positions in its plastics business, as well as supply chain and leadership roles at its energy business. Prior to that, he was a strategy consultant with Boston Consulting Group and worked in engineering and manufacturing roles at Proctor Gamble Company. Mr. Toney holds a B.S. degree in Chemical Engineering from the University of Dayton and an M.B.A. from the Darden Graduate School of Business at the University of Virginia.
Albany International Chairman Erland (Erkie) Kailbourne said, “We are pleased to welcome Russell to our Board of Directors. He is a seasoned business leader who brings significant functional and industry experience. His experience in sales, operations, supply chain, and strategic consulting, as well as his engineering background, will contribute greatly to the Board’s vision and strategy for the Company. He is a leader with significant profit and loss responsibilities, who understands the challenges of bringing highly engineered products to market. He brings significant knowledge and experience to the role which will prove insightful as we continue to innovate and develop new product offerings. Mr. Toney will be a valuable contributor to our Board, and I take great pleasure in welcoming him as a new Director.”

Albany International Corp.
216 Airport Dr.
Rochester, NH 03867 USA
www.albint.com

About Albany International Corp.
Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed, consumable fabrics and process belts essential for the manufacture of all grades of paper products. Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New Hampshire, operates 23 facilities in 11 countries, employs approximately 4,100 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

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Contacts:

John Hobbs
603-330-5897
john.hobbs@albint.com